Exhibit 99.1
Syntroleum Corporation
May 11, 2010 Conference Call Script
Operator
Good morning. My name is                     , and I will be your conference operator today. At this time, I would like to welcome everyone to the Syntroleum Corporation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press “star” * then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.
Thank you. I will now turn the call over to Karen Gallagher Syntroleum’s Senior Vice President and Principal Financial Officer. Ms. Gallagher, you may begin your conference.
Karen Gallagher
Good morning and thank you for joining us today. Remarks for today’s call will be presented by:
•	Syntroleum’s President and Chief Executive Officer, Gary Roth, followed by

•	Jeff Bigger, Senior Vice President of Business Development, who will provide an update on our Dynamic Fuels Geismar Plant, and

•	Karen Gallagher, Senior Vice President and Principal Financial Officer, who will report the financial results for -the quarter ended March 31, 2010.
Before I turn the call over to Gary, I would like to remind everyone that during this call, we will make certain forward-looking statements, as well as use historical information. Words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “could,” or “should” are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

Syntroleum Conference Call Script—May 11, 2010

I will now turn the call over to Gary Roth for opening remarks.
Gary Roth
Thank you, Karen.
Let me summarize our results over the first quarter and provide you with an update of activities at Dynamic Fuels, our joint venture with Tyson Foods.
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The first plant under our venture is projected for Mechanical Completion to occur in June of 2010. We expect full rate production in late 3rd quarter. Essentially all plant piping is now installed and critical path to completion has moved to the quality control process. Jeff Bigger will provide more details in his update on Dynamic Fuels.

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We expect the total cost of the Geismar project to be approximately $170 million, as reported during our last conference call. We will fund our remaining commitment of $15 million as needed in the second and third quarters of 2010 from cash on hand.

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We received $2.75 million during the first quarter from Sinopec from the relocation of the Catoosa Demonstration Facility to China. The remaining $250 thousand in the Sinopec contract has been invoiced as the equipment has cleared customs in China. With receipt of this payment we will have received the full $20 million contract value. We began training of Sinopec personnel on our Fischer Tropsch process during March 2010. Our contract requires Sinopec to re-erect the CDF in China and this process is underway. We anticipate production starting during the fourth quarter of 2010 which will further demonstrate Syntroleum’s FT technology on coal derived syngas.

•	We continue to focus on the deployment of our engineering resources to cover our operating costs. Operating activities generated net cash flow of $1.8 million for the first quarter.

Syntroleum Conference Call Script—May 11, 2010

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Finally, the Company had a cash balance of $26.8 million as of quarter end compared to $25.0 million at year end 2009. In addition, we received the final equity investment of $3 million on April 20, 2010 from Fletcher International resulting in a cash balance of $29.8 million at the end of April.

For the remainder of 2010, our strategic objectives are:
•	In our Bio-Synfining™ business we plan to:
•	Complete the Geismar plant; where we have allocated a majority of our resources;

•	Pursue business development and financing activities on a 2nd Bio-Synfining™ plant; and

•	Actively engage in securing next generation renewable feedstocks.
•	In our Fischer Tropsch technology business, we plan to:
•	Assist Sinopec in the re-start of the CDF facility in China;

•	Develop FT technology sale and licensing opportunities; and

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Advance a liquid renewable fuels effort. We believe the operation of the Geismar facility will give us significant insight both domestically and internationally into the product markets for second and third generation renewable fuels.

•	Continue to add to our IP portfolio of 51 patents. We have been granted 27 patents in the last 5 years and have 40 pending.
I will now turn the call over to Jeff Bigger to update you on the status of our Dynamic Fuels venture.
JEFF BIGGER
Dynamic Fuels
Thank you, Gary.

Syntroleum Conference Call Script—May 11, 2010

Today I will update you on the status of the Geismar facility. As previously reported engineering and procurement are essentially complete therefore we will focus on the construction status. We track the following areas as related to overall mechanical completion:
1.	Mechanical works, including piping and structural steel;

2.	Electrical;

3.	Instrumentation;

4.	Insulation; and

5.	Quality Assurance and Quality Control, which is the project critical path.
As related to mechanical works, structural steel and piping installation is 99+% complete. For Electrical Works we have achieved Mechanical Completion and have started demobilization of the electrical subcontractor from the site. Instrumentation is 90% complete. The balance of the instrumentation work is primarily dependent on the completion of QA/QC activities. Insulation is 69% complete and also is executed concurrent with quality control activities. Instrumentation and insulation are not critical path.
The critical path on the project is completion of the QA/QC activities required to finalize and confirm adherence to the engineering design and industry standards. The general contractor is responsible for these activities in his lump sum contract. The Dynamic Fuels project team inspects and approves this work. The amended construction agreement with the general contractor requires that overall Mechanical Completion be achieved by May 5, 2010 and if not met the general contractor is subject to a $60,000 per day delay payment of up to $1.8 million. The general contractor is currently subject to the delay payment as overall Mechanical Completion was not achieved on the required date. Further, if Final Completion is not achieved by June 5, the general contractor is subject to an additional delay payment of $25,806/day up to $800,000 for total delay payments of up to $2.6 million. At this time we have been advised by the general contractor he expects to achieve Final Completion in mid to late June.
Those systems that are mechanically complete are moving through the punch list and operational acceptance process. We have a total of 27 systems to turn over in the overall Mechanical Completion process and currently we have 8 systems turned over to Dynamic Fuels, or 30% of the plant. The operations and maintenance staff of 44 persons is in place and training is 97% complete and will be concluded this week. We have all necessary permits to operate the plant and we expect full rate production in late third quarter.

Syntroleum Conference Call Script—May 11, 2010

We continue to monitor the renewal of the $1.00 per gallon tax credit for renewable diesel and the $.50 per gallon tax credit for naphtha and LPG. According to an article dated May 6th in Congress Daily AM, the current expectation is that Congress will re-enact these tax subsidies by the end of May, retroactive to January 1st.
Dynamic Fuels is negotiating with off-takers for its fuel products. Recently, Dynamic Fuels signed terms for over 50% of the renewable diesel from the Geismar plant. Dynamic Fuels expects that the terms will be finalized into a binding sales agreement by the end of June.
As we near completion of the Geismar plant, we will host a plant tour for the investment community on Saturday, May 22 from 10:00 am till noon. If you are interested, please contact Joanna Tucker at jtucker@syntroleum.com. Spaces are limited and conditions apply.
Now I will turn the call over to Karen.
Karen Gallagher
Thanks, Jeff.
We generated $1.8 million in cash flow from our operating activities for the first quarter ended March 31, 2010 compared to $7.5 million for the same period last year. Our cash balance was $26.8 million compared to a cash balance of $25.0 million at December 31, 2009.
For the quarter ended March 31, 2010, the Company reported net income of $403 thousand, compared to net income of $11.2 million, for the same period last year. Total revenue was $4.2 million with operating expenses of $2.7 million in first quarter 2010 compared to $20.2 million of revenue and operating expenses of $6.8 million for the same period last year.

Syntroleum Conference Call Script—May 11, 2010

At March 31, 2010 we recorded a loss of $746 thousand from our 50 percent investment in Dynamic Fuels. Expenses incurred include overheads and financing costs, which include marking the interest rate swap to market.
We incurred a $398 thousand non cash loss from foreign currency translation adjustments from our license with the Commonwealth of Australia which is denominated in Australian dollars.
We remain focused on the completion of the Dynamic Fuels plant in 2010. The generation of significant cash flows from operating activities and investments has allowed the Company to satisfy our financial investment in Dynamic Fuels. The work of our staff and business development team continues to generate recurring revenues and cash flows that support the operations of the Company.
Thank you for your attendance today. We will now open up the call for questions.
Operator — Q&A
At this time, I would like to remind everyone, in order to ask a question, please press “star” * then the number 1 on your telephone keypad. We ask that you limit yourselves to a single question.
We’ll pause for just a moment to compile the Q&A roster.
When there are no more questioners in the queue, the operator should say the following:
At this time, there are no further questions. I will turn the call back over to Ms. Gallagher for any closing remarks.

Syntroleum Conference Call Script—May 11, 2010

Gary
Closing Remarks
Thank you for joining us on today’s conference call.
If you have any additional questions, please call Ron Stinebaugh at 918-764-3406.
We appreciate your interest in Syntroleum.